FIRST AMENDMENT
to
US DATAWORKS, INC.
AMENDED WARRANTS AGREEMENT

     The Amended Warrants Agreement (the “Agreement”) dated December 6, 2004, by and between US Dataworks, Inc., a Nevada corporation (the “Company”), and each of the undersigned warrant holders, (“Holder”) is hereby amended by this amendment (“Amendment”).

The parties, intending to be legally bound hereby, agree to amend Section 2.1 of the Agreement as follows:

2.1 Amended Terms. The Warrants shall be amended so that the Holders may exercise all or any portion of their Warrants at the Adjusted Exercise Price during the Exercise Period; provided however, that either:

     (a) the aggregate Exercise Amount paid to the Company from all Holders electing to exercise their Warrants pursuant to this Agreement is equal to or greater than Two Million Dollars ($2,000,000) (the “Minimum Aggregate Exercise Amount”), in which case such amendment to the Warrants shall be mandatory; or,

     (b) the aggregate Exercise Amount paid by the Holders is less than the Minimum Aggregate Exercise Amount, in which case such amendment to the Warrants shall be at the sole discretion of the Company;

In the event that the Exercise Period elapses and the Minimum Aggregate Exercise Amount is not attained and the Company elects not to amend the Warrants, all of the amendments contemplated by this Agreement shall become void ab initio, any Exercise Amounts received by the Company shall be returned, without interest, and the original terms and conditions of the Warrants shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties hereto have executed this Agreement as of the Effective Date.

US DATAWORKS, INC	HOLDER

By:	/s/ John S. Reiland	By:

Name:	John S. Reiland	Name:

Title:	Chief Financial Officer	Title:

Date:	December 9, 2004	Date: